Exhibit 99.1

PINNACLE ENTERTAINMENT COMPLETES ACQUISITION OF RETAMA PARK

RACETRACK IN TEXAS

LAS VEGAS, NV, January 30, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the closing of the previously disclosed acquisition of a majority interest in the owner of the racing license for Retama Park Racetrack, Pinnacle Retama Partners, LLC (“PRP”). Retama Park Racetrack is a class 1 pari-mutuel horse-racing track directly off of Interstate 35 in Selma, Texas, located approximately 20 miles northeast of downtown San Antonio.

At closing, the Company paid cash consideration of $15 million to acquire a 75.5% equity interest in PRP. PRP will use the proceeds of the transaction primarily to refinance the existing indebtedness of Retama Development Corporation (“RDC”). In addition, the Company entered into a management contract with RDC to manage the day-to-day operations of Retama Park. In conjunction with the closing, RDC repaid approximately $3.3 million of loans owned by the Company that were used to maintain continuity in the operations of Retama Park Racetrack.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “We are very excited to welcome Retama Park to the Pinnacle Entertainment family through our management contract for the track and to expand our geographic reach to the great state of Texas. We will immediately begin work to integrate Retama Park into our portfolio and look forward to leveraging Pinnacle’s operational and marketing expertise to improve the track’s operating performance.

“Long term, we believe Retama Park offers Pinnacle and its stakeholders tremendous strategic value in terms of expanding our geographic reach to the vibrant Texas markets of San Antonio and Austin and further diversifying our operating base. We thank Retama Development Corporation, the City of Selma, Retama Partners Limited, and the Texas Racing Commission for their support and assistance in bringing this transaction to successful completion.”

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility and holds an approximate 23% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

On December 20, 2012, the Company agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Missouri; Kansas City, Missouri; Council Bluffs, Iowa; Black Hawk, Colorado; Vicksburg, Mississippi; East Chicago, Indiana; and the Jackpot properties in Jackpot, Nevada.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding Retama Park Racetrack, the value of the acquisition of Retama Park Racetrack to Pinnacle’s stakeholders and the acquisition of Ameristar Casinos, Inc., are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) there is no assurance that gaming will become legal at Texas racetracks; (b) the timing to consummate a potential transaction between Pinnacle and Ameristar; (c) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) for the acquisition of Ameristar and to satisfy or waive closing conditions; (d) the possibility that the merger with Ameristar does not close when expected or at all; or that the companies may be required to modify aspects of the merger to achieve regulatory approval; and (e) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s business and financial results, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

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